Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made this 19th day of January 2018 by and between Cyabra Strategy Ltd. registry number 515689792 an Israeli company (the “Company”) and Ido Shraga (the “Employee”).

WHEREAS,	the Employee is one of the Company’s founders; and

WHEREAS,	the Employee declares that until January 1st 2018 (the: “Commencement Date”), the Employee acted in the capacity of the Company’s founder and the Employee hereby declares that the Company has no obligations towards him in respect to the period in which he has acted in the capacity of the Company’s founder, including but not limited to any claims or demands regarding employer-employee relations between him and the Company until the Commencement Date, and/or any right and/or payment deriving from such relationship; and

WHEREAS,	the Employee declares that he executed the Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Agreement, attached hereto as Exhibit B; and

WHEREAS,	the Employee has declared that he has the required knowledge, experience and expertise to fulfill the said position under the terms set forth herein; and

WHEREAS,	the Company wishes, based on the Employee’s aforementioned declaration, to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS,	the parties desire to state the entire terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Contents of Agreement/Definitions

1.1.	The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

1.2.	The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.3.	This Agreement also constitutes notice pursuant to the Notice to Employee Law (Terms of Employment), 5762-2002, and includes all the information which the Company is obligated by law to provide to the Employee;

1.4.	The Employee represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

2.	Employment and Position

2.1.	Employee’s employment with the Company shall commence as of the commencement date set forth in Exhibit A hereto (the “Commencement Date”) and shall continue for an unfixed period of time, unless terminated in accordance with the terms of this Agreement.

2.2.	The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company in the position set forth in Exhibit A hereto (the “Position”).

2.3.	Employee shall report regularly to the person set forth in Exhibit A hereto, or to any other person or position as the Company, at its sole discretion, shall instruct in writing the Employee from time to time (the “Supervisor”).

3.	Employee’s Duties

The Employee affirms and undertakes throughout the term of this Agreement:

3.1.	To devote his entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties to the Company, to perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position, and to comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

3.2.	To travel abroad from time to time if and as may be required pursuant to his Position.

3.3.	Not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with the Company, without the Company’s prior written authorization.

3.4.	To immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company and/or the interests of the Company.

3.5.	Not, without the prior written consent of the Company, to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

3.6.	To adhere to any applicable law or provision and all disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time, pertaining to his employment including, without limitation, and HR policies.

3.7.	Not to identify any client of the Company to anyone outside the Company without the prior written permission of the relevant client or the Company.

3.8.	To keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

4.	Time, Attention and Location

4.1.	Location. The Employee will work at the premises of the Company, wherever they shall be located from time to time, or any other reasonable location, as decided by the Company in its sole discretion.

4.2.	In general, work for the Company shall be performed on Sunday through Thursday, unless determined and instructed otherwise by the Company, as set forth hereunder. A regular workday with the Company shall consist of 9.6 hours, including a 60 minute daily break which shall be taken by the Employee on the Employee’s account, and which shall be the Employee’s responsibility to take. Saturday (Shabbat) shall be the Employee’s recognized and official rest day.

4.3.	Hours of Work and Rest Law. Employee agrees and acknowledges that due to the Employee’s senior managerial position in the Company and the special degree of trust involved in the Position in which the Employee shall be employed, the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) does not apply to the Employee’s employment. The Employee acknowledges that the Monthly Salary (as defined hereunder) agreed upon reflects the requirements to work additional and irregular hours. Therefore, the Employee shall not be entitled to claim or receive payments or any additional compensation for overtime working hours, or work performed on Fridays, Saturdays or Jewish festival holidays. Notwithstanding the foregoing, the Employee shall not generally be required to work on Fridays, Saturdays or Jewish holidays.

4.4.	Recording of Hours: Per the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

5.	Consideration, Benefits and Payments

5.1.	Salary

5.1.1.	As payment for the fulfillment of the obligations set forth herein, the Company shall pay the Employee a gross monthly salary in the amount as set forth in Exhibit A hereto (hereinafter: “Monthly Salary”). The Monthly Salary shall be paid to the Employee no later than on the 9th day of the following month. The Company shall deduct all required taxes and similar payments from the Monthly Salary and from all other payments made to the Employee.

5.1.2.	An amount equal to 10% of the Monthly Salary shall be considered as special compensation paid for the Employee’s obligations set forth in in Exhibit B attached hereto, including without limitation, in connection with assignment of inventions and non- compete (the “Special Compensation”). The Employee shall be obligated to return all Special Compensation amounts received from the Company upon violation of any of the said obligations set forth therein. Company maintains the right to withhold and set off any amounts due to the Employee following such violation, and all such amounts owed to the Company shall bear interest and shall be linked to the Cost of Living Index in accordance with the law.

5.2.	Pension Insurance.

5.2.1.	The Company and the Employee will obtain and/or continue to maintain Managers Insurance and/or Pension Fund according to the Employee’s choice (“Pension Insurance”). The contribution to the Pension Insurance shall be as follows: (i) the Company shall contribute an amount equal to 6.5% of the Monthly Salary payment for premium payments (the “Company Contribution”) and an additional 8.33% of the Monthly Salary payment for severance payments; and (ii) the Employee shall contribute 6% of the Monthly Salary payment toward the premiums payable in respect of a Pension Insurance.

5.2.2.	The Employee hereby instructs the Company to transfer to the Pension Insurance the amounts of the Employee’s and the Company’s contributions from each Monthly Salary payment, on account of the Pension Insurance.

5.2.3.	In the event the Employee elects to obtain Managers Insurance, the Company Contribution shall include payments toward a Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Managers Insurance Policy, for the exclusive benefit of the Employee, provided that the Company’s contribution towards premium payments shall not be less than 5%. For the removal of any doubt, it is hereby clarified that the Company Contribution together with any payments towards Disability Insurance shall not exceed 7.5% of the Employee’s Monthly Salary.

5.2.4.	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Insurance Policy on account of both the Company’s and Employee’s Contributions. However, it is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law or in the event that the Employee withdraws monies from the Pension Insurance in circumstances other than an “Entitling Event”, (i.e., death, disablement or retirement at the age of 60 or over) - the Employee shall not be entitled to any Severance Pay.

5.2.5.	It is hereby clearly agreed and understood that the amounts accrued in the Pension Insurance Policy on account of the Company’s Contribution shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Exhibit C.

5.3.	Advanced Study Fund - Keren Hishtalmut

5.3.1.	The Company and the Employee shall open and maintain a Keren Hishtalmut (the “Fund”). Use of these funds shall be in accordance with the by-laws of the fund.

5.3.2.	The Company shall contribute to the Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each Monthly Salary payment.

5.3.3.	Notwithstanding the above, the sums contributed by the Company to the Fund will not exceed the limit recognized by the Income Tax Authority from time to time and the Company will not gross up any tax payable in respect of such contributions.

5.3.4.	The Employee shall be responsible for any tax imposed in connection with contributions to the Fund, if any.

5.3.5.	Upon the termination of the Employee’s employment, the Company shall release to the Employee the amounts then accumulated in Fund, except that in the event of termination for Cause (as defined below), those portions of such fund constituting the Company’s contributions, shall not be released to the Employee.

5.4.	Expense Reimbursement. The Company shall reimburse the Employee for all out-of-pocket business expenses, reasonably and necessarily incurred in connection with, or related to, the performance of his duties under this Agreement, and subject to and in accordance with the Company’s expense reimbursement policy (as shall be determined by the Company from time to time) but only with respect to expenses which have been approved by the Company in advance and for which the Employee shall have provided reasonable substantiating documentation.

5.5.	Annual Vacation - Employee shall be entitled to paid vacation days during each year of Employee’s employment in the amount set forth in Exhibit A hereto (the “Annual Vacation Allowance”). Any such vacation shall be coordinated with the Supervisor with reasonable consideration to the needs of the Company. Employee shall be obligated to take at least five (5) paid vacation days during each year of Employee’s employment, as prescribed by law. Employee may accumulate vacation days and carry them forward provided that at any given time the Employee shall not be entitled to accrue any more the Maximum Amount set forth in Exhibit A (including statutory vacation allowance) (the “Maximum Amount”). Notwithstanding, any unused vacation days exceeding the Maximum Amount shall be forfeited and are not redeemable in any event.

5.6.	Travel Expenses - Employee shall be entitled to reimbursement of travel expenses in accordance with applicable law or as agreed in Exhibit A hereto.

5.7.	Dmey Havra’ah (Convalescence Pay) - The employee shall be entitled to “Dmey Havra’ah” in accordance with any applicable law.

5.8.	Sick Leave - The Employee shall be entitled to Sick Leave during each year of employment in accordance with any applicable law.

6.	Confidentiality, Non-Compete and Proprietary Rights

7.	The Employee declares that he has executed the Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Agreement, attached hereto as Exhibit B. Term and Termination of Employment

7.1.	Either party may terminate the Employee’s employment by providing prior written notice in the number of days set forth in Exhibit A hereto (the “Notice Period”). Without derogating from the rights of the Company under this Agreement and/or any applicable law, the Company may terminate this Agreement forthwith with immediate effect, at any time, by paying to the Employee the legally required compensation in lieu of the Notice Period.

7.2.	Notwithstanding the aforementioned, the Company shall be entitled to terminate this Agreement with immediate effect, at any time, where said termination is a termination for Cause (as defined below). In such event, without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to any Notice Period or any payment in lieu of any Notice Period.

The following reasons shall be deemed Cause:

(i)	The Employee commits a fundamental breach of this Agreement, including a breach of his covenants in Exhibit B hereto;

(ii)	The Employee performs any act that entitles the Company legally to dismiss him without paying him severance pay (in whole or in part) in connection with such dismissal;

(iii)	The Employee breaches his duty of good faith to the Company;

(iv)	The Employee’s intentional gross misconduct in the performance of his obligations under this Agreement in a manner that causes (or is likely to cause) material harm to the Company;

(v)	Conviction of, or entry of any plea of guilty or nolo contendere by the Employee for any felony or other lesser crime that would require removal from his or her position at the Company (e.g., any alcohol or drug related misdemeanor);

(vi)	if the Employee has provided the Company with false information about past career and/or education during the recruiting phase; or

(vii)	Personal dishonesty.

7.3.	During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to render his services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.

8.	General Provisions

8.1.	The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof: (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement; (ii) that to his knowledge, no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement; (iii) do not require the consent of any person or entity; and (iv) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee. The Employee shall at all times obtain any and all permits needed to be employed in Israel and the employment according to this Agreement shall be subject to a permit to work in Israel. The Employee acknowledges that the Company is relying on the Employee’s representations under this section upon entering into this Agreement and any misrepresentation under this section by the Employee shall constitute a material breach of this Agreement.

8.2.	The Employee shall at all times comply with the Company’s policies, procedures and objectives, as in effect from time to time, and shall adhere to any applicable law or provision pertaining to his employment.

8.3.	The Employee shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Employee’s Position and/or employment with Company and/or the interests of the Company.

8.4.	Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee’s employment with Company, other than as provided in this Agreement.

8.5.	Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.6.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

8.7.	All notices, requests and other communications to any party hereunder shall be given or made in writing and shall be delivered by E-Mail to the respective party as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified herein.

Employee’s email address:	Employer’s email address:
[_]	[_]

8.8.	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

/s/ Dan Brahmy	/s/ Ido Shraga
Cyabra Strategy Ltd.	Employee

By:	Dan Brahmy

Exhibit A

to the Personal Employment Agreement by and between

Cyabra Strategy Ltd. and the Employee whose name is set forth herein

Agreement Date	, 2018
Employee Personal Details	Full Name: Ido Shraga I.D. Number: [ ] Address: [ ] E-mail: [ ]
Position in the Company	Co-Founder and CTO
Commencement Date	January 1st, 2018
Supervisor	N/A
Notice Period	30 days and not less than applicable law
Annual Vacation Allowance:	12 working days and not less than applicable law
Maximum Amount of accrued vacation days	7 working days
Scope of Employment	Full time basis (100%)
Monthly Salary	NIS 9,000 (gross)
Travel Expenses	Per applicable law
Sick days	Per applicable law
Convalescence Pay	Per applicable law
Keren Hishtalmut (Advanced Study Fund)	Entitled in accordance with Section 5.3 of the Agreement

Cyabra Strategy Ltd.	Employee

EXHIBIT B

Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Agreement

EXHIBIT C

SECTION 14 APPROVAL